Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
April 19, 2006	Dan Quinn	Sally Curley
	617-768-6849	617-768-6140

Genzyme Reports Financial Results for the First Quarter of 2006

CAMBRIDGE, Mass.—Genzyme Corp. (Nasdaq: GENZ) today announced financial results for the first quarter of 2006. Revenue increased 16 percent to $730.8 million, up from $629.9 million in the same quarter a year earlier.

GAAP net income rose to $101.0 million, or $0.37 per diluted share, compared with $95.6 million, or $0.36 per diluted share in the first quarter last year. GAAP earnings in the first quarter of 2006 reflect the implementation of FAS 123R related to expensing of stock options, which impacted results by $22.3 million net of tax, or $0.08 per diluted share.

Non-GAAP net income – which excludes amortization, contingent convert, and the impact of FAS 123R – increased to $156.5 million, or $0.59 per diluted share, up from $131.1 million, or $0.51 per diluted share, in the first quarter a year ago.

Genzyme received broad approval in the European Union earlier this month to market Myozyme® (alglucosidase alfa) for all patients diagnosed with Pompe disease, and a decision is expected in the United States by April 28, the Food and Drug Administration’s deadline for action on the application. In anticipation of these actions, during the first quarter Genzyme continued to build on investments begun in 2005 to prepare for the launch of Myozyme in Europe and the United States and to scale up manufacturing operations in Ireland and Belgium. In addition, Genzyme has fully enrolled a 90-patient trial evaluating Myozyme in patients with late-onset Pompe disease.

“We are very proud to have received approval during the quarter to bring the first therapy to patients with Pompe disease, and we are preparing for a successful worldwide launch,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer. “We made important progress on many fronts this quarter. Most of our key products performed well, particularly Renagel, which showed very strong growth. A few of our products experienced revenue growth slightly below our plan, and that, coupled with our significant rate of investment, held EPS growth to approximately 16 percent over the same quarter last year. We are confident that revenue growth will re-accelerate and the spending growth rate will decline in the quarters ahead, so that we can deliver earnings consistent with our financial goals.”

Genzyme is reiterating its full-year revenue guidance of $3.1 to $3.3 billion, and its earnings guidance per diluted share of $1.78-$1.88 (GAAP) and $2.65-$2.75 (non-GAAP).

First quarter results were shaped by investments in late-stage clinical programs, Myozyme launch preparations, and manufacturing scale-up. Sales of Fabrazyme® (agalsidase beta), Synvisc® (hylan G-F 20)  and Hectorol® (doxercalciferol) experienced sequential growth below Genzyme’s expectations, but all are expected to strengthen in the quarters ahead. Fabrazyme growth will be driven by the continued accrual of new patients on therapy, including the impact of many who began treatment near the end of the first quarter. While affected by seasonality, Synvisc sales are expected to grow solidly in the second and third quarters, reflecting the typical trends associated with the

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product. And strong underlying demand will drive sales of Hectorol, which were affected during the first quarter by a $3 million non-recurring contractual allowance charge.

The company’s gross margin for the quarter was 77 percent, comparable to the same quarter a year ago.

Ongoing investments in manufacturing have resulted in significant progress in bringing new production facilities on-line. Thymoglobulin®  (anti-thymocyte globulin, rabbit) is now being filled at Genzyme’s new biological fill/finish facility in Waterford, Ireland, and regulatory authorities have conducted on-site inspections as part of the facility licensing process for US and EU supply. Genzyme has completed its first in-house engineering runs for Campath® (alemtuzumab for intravenous infusion) at its newly constructed biomanufacturing facility in Geel, Belgium in preparation for producing clinical trial supply later this year.

Product Sales

Within the Renal division, revenue for Renagel® (sevelamer hydrochloride), a phosphate binder for patients with end-stage renal disease on hemodialysis, was $118.7 million, an increase of 19 percent from $99.4 million in the same quarter last year. Key drivers for Renagel sales during the year will be the implementation of the Medicare prescription drug benefit, and continued dissemination of positive clinical data. Genzyme expects publication in a peer reviewed medical journal this year of the Dialysis Clinical Outcomes Revisited (DCOR) trial, which compared the morbidity and mortality outcomes of patients on Renagel with those on calcium-based phosphate binders.

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First-quarter sales of Hectorol, a line of vitamin D2 products approved to treat secondary hyperparathyroidism in patients on dialysis and with earlier stages of chronic kidney disease, were $18.9 million.

The first quarter of 2006 showed strong and growing demand for both Renagel and Hectorol, with total prescriptions for both products reaching their highest levels ever. Late in 2005 the Hectorol and Renagel sales organizations were combined, which enabled Genzyme to increase its U.S. renal sales force substantially and extend its reach within both the end-stage renal disease and chronic kidney disease markets.

Within the Therapeutics area, sales of Fabrazyme enzyme replacement therapy for Fabry disease were $80.5 million, 15 percent higher than last year’s first quarter sales of $70.0 million.

Sales of Cerezyme® (imiglucerase for injection) enzyme replacement therapy for Type 1 Gaucher disease were $239.0 million compared with $226.0 million in the same period a year ago, an increase of six percent. As indicated in previous quarters, Genzyme expects modest growth from Cerezyme going forward. There are approximately 4,600 patients receiving Cerezyme worldwide. Cerezyme sales represent an increasingly smaller proportion of Genzyme’s overall revenue.

Sales of Aldurazyme®  (laronidase) enzyme replacement therapy for patients with MPS I increased 34 percent to $21.3 million in the first quarter, compared with $15.9 million in the same quarter last year. Aldurazyme is marketed through a joint venture with BioMarin Pharmaceutical Inc., so product sales are not reflected in Genzyme’s revenue.

Sales of Thyrogen®  (thyrotropin alfa for injection) increased 30 percent to $23 million in the first quarter, up from $17.7 million a year earlier.

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Within the Biosurgery area, Synvisc revenue was $53.3 million, up 21 percent from revenue of $44.0 million in the first quarter last year, the first quarter in which Genzyme began to sell the product directly after acquiring sales and marketing rights in the United States and five additional European countries. Synvisc is a leading viscosupplementation product for the treatment of knee pain due to osteoarthritis. The worldwide market for Synvisc is broad and growing, and Genzyme expects that new indications for the product and new formulations under development will contribute to the growth of the product and the company over the long term.

Sales of Sepra™ products were $19.4 million, 17 percent greater than $16.7 million in the first quarter a year ago.

Within the Transplant area, combined sales of Thymoglobulin and Lymphoglobuline™ (anti-thymocyte globulin, equine) increased 21 percent in the first quarter to $32.9 million, compared with $27.2 million during the same period last year. These products are used in conjunction with immunosuppressant drugs to treat acute rejection in renal transplant procedures.

Total revenue for the Diagnostics/Genetics business increased to $86.7 million in the first quarter, up nine percent compared with $79.4 million in last year’s first quarter.

Other revenue—including oncology revenue, sales of pharmaceutical intermediates, and royalties from sales of WelChol® (colesevelam hydrochloride)—was up 21 percent to $36.2 million, compared with $29.9 million in the first quarter last year.

Oncology revenue was $12.2 million and includes profits and royalties from Campath which is marketed by Schering AG and its U.S. affiliate Berlex; sales of Clolar® (clofarabine for intravenous infusion); and R&D revenue. This total compares with $11.5 million for the same quarter last year.

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Expenses

Selling, general and administrative expenses excluding FIN 46 and FAS 123R in the first quarter were $210.9 million, compared with $181.8 million in the first quarter of 2005. For both quarters SG&A spending was approximately 29 percent of revenue. The reconciliation from GAAP to non-GAAP expenses is included on the accompanying chart.

Research and development spending excluding FIN 46 and FAS 123R was $136.9 million (or 19 percent of revenue) in the first quarter, up from $110.4 million (or 18 percent of revenue) in the same period last year. R&D investment is driven primarily by three major development programs: tolevamer for the treatment of Clostridium difficile-associated diarrhea, sevelamer carbonate for the treatment of chronic kidney disease, and the late onset treatment study of Myozyme. During the quarter, Genzyme made excellent progress advancing these and other programs. Highlights include the following:

•                  Genzyme has completed enrollment in a 90-patient clinical study involving patients with late-onset Pompe disease, which is intended to provide further support for Myozyme’s use. The trial will continue throughout this year, and results will be available early next year. The trial enrolled patients at seven sites in the US and Europe.

•                  More than half of the 1,000 planned patients have been enrolled in the phase 3 trial of tolevamer, a novel non-absorbed polymer therapy that could be the first non-antibiotic treatment for Clostridium difficile-associated diarrhea, a widespread and growing global problem among hospital and nursing home patients. The trial has enrolled more than 500 patients at 270 medical centers in Europe, North America and Australia. Interim data are expected early next year.

•                  Enrollment has been completed in a trial evaluating the equivalence of sevelamer carbonate to Renagel for patients with chronic kidney disease on hemodialysis. Genzyme has also begun a study evaluating the potential of sevelamer carbonate to benefit patients with chronic kidney disease who are not on dialysis, and a study comparing a powder form of sevelamer carbonate to Renagel. Successful development of a powder formulation could provide an additional

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option to increase patient compliance. Marketing approval of sevelamer carbonate to treat earlier stages of chronic kidney disease would enable Genzyme to access a much larger patient population than currently use Renagel.

•                  Genzyme is conducting pivotal trials of Synvisc 2 and hylastan, potential next-generation viscosupplementation products under development for the treatment of osteoarthritis pain. Enrollment has been completed in the trial of Synvisc 2, and Genzyme is planning for product launch next year in Europe and the United States. Genzyme also expects to launch Synvisc in the US for use in the hip during the first half of 2007.

•                  Enrollment will begin in the coming weeks in the first of three Phase 3 combination studies evaluating the use of Clolar in adult patients with acute myelogenous leukemia. Clolar is currently indicated for the treatment of pediatric patients with relapsed or refractory acute lymphoblastic leukemia after at least two prior regimens.

•                  Enrollment will begin later this quarter in an international, multi-center Phase 2 clinical trial evaluating the safety and efficacy of the small molecule GENZ-112638 for the treatment of Gaucher disease. GENZ-112638 has the potential to be applicable across a range of lysosomal storage disorders in addition to Gaucher disease.

•                  Genzyme anticipates that two-year data will be available in the second half of this year from its Phase 2 clinical trial of Campath in multiple sclerosis.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. This year marks the 25th anniversary of Genzyme’s founding. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 8,000 employees in locations spanning the globe and 2005 revenues of $2.7 billion. Genzyme has been selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in more than 80 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune diseases, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as heart disease and other areas of unmet medical need.

This press release contains forward-looking statements, including statements regarding earnings, revenue and product sales estimates for fiscal year 2006, receipt of approval for Myozyme in the US, including the timing thereof and the anticipated timing of a Myozyme launch, expected drivers of Genzyme’s future growth, as well as the

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growth drivers for certain products, including Renagel, Fabrazyme, Hectorol and Synvisc, anticipated progress of clinical trials, including those for Myozyme, tolevamer, sevelamer carbonate, hylastan, Synvisc 2, Clolar, GENZ-112638 and Campath MS, the anticipating timing of Synvisc 2 and hylastan launches, the development of new markets for Genzyme’s existing products, including Synvisc, publication of results from the DCOR trial, and other statements regarding Genzyme’s future performance and strategy. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecast in these forward-looking statements. These risks and uncertainties include, among others, Genzyme’s ability to successfully complete preclinical and clinical development of its products and services; Genzyme’s ability to expand the use of current products in existing and new indications; Genzyme’s ability to maintain and obtain regulatory approvals for products and services, and the timing of receipt of such approvals, including for Myozyme; Genzyme’s ability to successfully identify and market to new patients; the scope of third-party reimbursement coverage for Genzyme’s products and services; Genzyme’s ability to successfully expand its sales and marketing teams in existing and new markets; Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Factors Affecting Future Operating Results” in Genzyme’s Annual Report on Form 10-K for the period ended December 31, 2005. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of April 19, 2006 and Genzyme undertakes no obligation to update or revise the statements.

This press release includes certain non-GAAP financial measures that involve adjustments to GAAP figures. Genzyme believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Genzyme’s past financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing both management and investors with a more complete understanding of underlying operational results and trends. In addition, these non-GAAP financial measures are among the primary indicators Genzyme management uses for planning and forecasting purposes. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures. In addition, gross margin figures exclude amortization of product-related intangible assets.

Genzyme®, Renagel®, Hectorol®, Fabrazyme®, Cerezyme®, Thyrogen®, Synvisc®, Myozyme® , Aldurazyme® , Thymoglobulin® , Clolar®  and Campath® are registered trademarks and Sepra™ and Lymphoglobuline™ are trademarks of Genzyme Corporation or its subsidiaries. WelChol® is a registered trademark of Sankyo Pharma Inc.

Conference Call Information

There will be a conference call today at 11:00 a.m. Eastern to discuss Genzyme Corporation’s financial results for the first quarter of 2006. If you would like to participate in the call, please dial (706) 679-8722. This call will also be Webcast live on

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the investor events section of www.genzyme.com. A replay of this call will be available from 2:30 p.m. Eastern today through midnight on April 26 by dialing  (706) 645-9291. Please refer to reservation number 5531792.

Upcoming Events

Genzyme will announce its financial results for the second quarter of 2006 on July 12. There will be a conference call to discuss these results at 11:00 a.m. Eastern. If you would like to participate in the call, please dial (706) 679-8722. This call will also be Webcast live on the investor events section of www.genzyme.com. A replay of this call will be available by dialing (706) 645-9291. Please refer to reservation number 7981370. Replays of the call and the Webcast will be available until midnight on July 19, 2006.

# # #

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.

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GENZYME CORPORATION (GENZ)

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005

Total revenues	$730,842	$629,949

Operating costs and expenses:
Cost of products and services sold (1)	166,950	146,093
Selling, general and administrative (1)	230,669	181,839
Research and development (1)	152,323	114,745
Amortization of intangibles	52,692	41,186
Purchase of in-process research and development (2)	—	9,500
Total operating costs and expenses	602,634	493,363
Operating income	128,208	136,586

Other income (expenses):
Equity in income (loss) of equity method investments	2,246	(1,718)
Minority interest	2,446	2,194
Gain on investments in equity securities	7,942	141
Other	(139)	(60)
Investment income	10,078	6,618
Interest expense	(4,438)	(3,808)
Total other income (expenses)	18,135	3,367
Income before income taxes (1)	146,343	139,953
Provision for income taxes (1)	(45,369)	(44,395)
Net income (1)	$100,974	$95,558

Net income per share of Genzyme Stock:
Basic	$0.39	$0.38

Diluted (1),(3)	$0.37	$0.36

Weighted average shares outstanding:
Basic	259,709	250,921

Diluted (1),(3)	276,809	267,893

(1)

Reflects the adoption of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 123R, “Share Based Payment, an amendment of FASB Statement Nos. 123 and 95,” using the modified prospective basis effective January 1, 2006. For the three months ended March 31, 2006, in accordance with the provisions of SFAS No. 123R, we recorded pre-tax charges for stock compensation expense totaling $(32,607)K, of which $(2,303)K were charged to cost of products and services sold, $(19,447)K were charged to selling, general and administrative expense and $(10,857)K were charged to research and development expense. In addition, we recorded $10,348K of related tax benefits. Diluted earnings per share and diluted weighted average shares outstanding for the three months ended March 31, 2006 were computed in accordance with the provisions of SFAS No. 123R.

(2)	Includes charges for the purchase of in-process research and development of $(9,500)K related to our acquisition of Verigen AG in February 2005.

(3)

Reflects the retroactive application of the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8. As a result of the adoption of EITF 04-8, the 9,686K shares issuable upon conversion of our $690.0 million in principal of 1.25% convertible senior notes, which were issued in December 2003, are now included in diluted weighted average shares for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive. In accordance with EITF 04-8, interest and debt fees related to the notes of $1.9 million, net of tax, for both the three months ended March 31, 2006 and 2005 have been added back to net income and approximately 9.7 million shares have been added to diluted weighted average shares outstanding for each of those periods for purposes of computing diluted earnings per share.

GENZYME CORPORATION (GENZ)

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	March 31,	December 31,
	2006	2005

Cash and all marketable securities	$1,201,257	$1,089,102
Other current assets	1,208,984	1,179,093
Property, plant and equipment, net	1,370,274	1,320,813
Intangibles, net	3,046,212	3,078,461
Other assets	198,182	211,396
Total assets	$7,024,909	$6,878,865

Current liabilities	$512,703	$550,023
Noncurrent liabilities	1,159,522	1,178,975
Stockholders’ equity	5,352,684	5,149,867
Total liabilities and stockholders’ equity	$7,024,909	$6,878,865

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

						Q1-06
						vs.
						Q1-05			YTD
	Q1-05	Q2-05	Q3-05	Q4-05	Q1-06	% B/(W)	FY 2004	FY 2005	3/31/06
Total revenues:
Renal
Renagel phosphate binder (including Sevelamer)	$99,403	$100,847	$106,869	$110,366	$118,655	19%	$363,720	$417,485	$118,655
Hectorol	—	—	14,138	20,377	18,904		—	34,515	18,904
Other Renal	—	—	—	—	31		—	—	31
Total Renal product and service revenue	99,403	100,847	121,007	130,743	137,590	38%	363,720	452,000	137,590
Renal R&D revenue	—	—	—	—	—		—	—	—
Total Renal	99,403	100,847	121,007	130,743	137,590	38%	363,720	452,000	137,590

Therapeutics
Cerezyme enzyme	225,951	235,953	238,329	232,089	239,009	6%	839,366	932,322	239,009
Fabrazyme enzyme	70,026	74,424	79,076	81,538	80,503	15%	209,637	305,064	80,503
Thyrogen hormone	17,715	20,699	18,503	20,823	22,993	30%	63,454	77,740	22,993
Other Therapeutics	807	1,281	1,903	2,128	2,128	164%	2,462	6,119	2,128
Total Therapeutics product and service revenue	314,499	332,357	337,811	336,578	344,633	10%	1,114,919	1,321,245	344,633
Therapeutics R&D revenue	554	235	—	—	1,000	81%	—	789	1,000
Total Therapeutics	315,053	332,592	337,811	336,578	345,633	10%	1,114,919	1,322,034	345,633

Transplant
Thymoglobulin/Lymphoglobuline	27,221	33,576	32,434	34,508	32,860	21%	108,928	127,739	32,860
Other Transplant	3,917	1,465	1,677	11,084	1,406	(64)%	42,125	18,143	1,406
Total Transplant product and service revenue	31,138	35,041	34,111	45,592	34,266	10%	151,053	145,882	34,266
Transplant R&D revenue	17	—	13	—	—	(100)%	310	30	—
Total Transplant	31,155	35,041	34,124	45,592	34,266	10%	151,363	145,912	34,266

Biosurgery
Synvisc viscosupplementation product and services	44,016	58,778	57,748	58,366	53,263	21%	88,296	218,908	53,263
Sepra products	16,652	17,099	17,025	17,395	19,415	17%	61,647	68,171	19,415
Other Biosurgery	14,250	16,395	18,028	17,280	17,854	25%	55,332	65,953	17,854
Total Biosurgery product and service revenue	74,918	92,272	92,801	93,041	90,532	21%	205,275	353,032	90,532
Biosurgery R&D revenue	134	9	1	—	4	(97)%	4,241	144	4
Total Biosurgery	75,052	92,281	92,802	93,041	90,536	21%	209,516	353,176	90,536

Diagnostics/Genetics
Diagnostic Products	26,866	22,121	25,302	29,913	29,211	9%	90,955	104,202	29,211
Genetic Testing	52,507	54,396	59,368	56,057	57,452	9%	188,166	222,328	57,452
Total Diagnostics/Genetics product and service revenue	79,373	76,517	84,670	85,970	86,663	9%	279,121	326,530	86,663
Diagnostics/Genetics R&D revenue	—	—	—	—	—		—	—	—
Total Diagnostics/Genetics	79,373	76,517	84,670	85,970	86,663	9%	279,121	326,530	86,663

Other
Other product and service revenue	24,496	26,348	33,050	32,099	32,473	33%	74,495	115,993	32,473
Other R&D revenue	5,417	4,513	4,599	4,668	3,681	(32)%	8,011	19,197	3,681
Total Other	29,913	30,861	37,649	36,767	36,154	21%	82,506	135,190	36,154
Total revenues	$629,949	$668,139	$708,063	$728,691	$730,842	16%	$2,201,145	$2,734,842	$730,842

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage and per share amounts)

						Q1-06
						vs.
						Q1-05			YTD
	Q1-05	Q2-05	Q3-05	Q4-05	Q1-06	% B/(W)	FY 2004	FY 2005	3/31/06
Revenues:
Total product and service revenue	$623,827	$663,382	$703,450	$724,023	$726,157	16%	$2,188,583	$2,714,682	$726,157
Total R&D revenue	6,122	4,757	4,613	4,668	4,685	(23)%	12,562	20,160	4,685
Total revenues	629,949	668,139	708,063	728,691	730,842	16%	2,201,145	2,734,842	730,842

Total product and service gross profit (1)	477,734	518,132	550,742	535,422	559,207	17%	1,599,997	2,082,030	559,207

SG&A expense (1)	181,839	196,385	202,002	207,613	230,669	(27)%	599,388	787,839	230,669

R&D expense (1)	114,745	121,726	128,000	138,186	152,323	(33)%	391,802	502,657	152,323

Amortization of intangibles	41,186	40,105	50,847	49,494	52,692	(28)%	109,473	181,632	52,692

Purchase of in-process research and development (2)	9,500	—	12,700	7,000	—	100%	254,520	29,200	—

Charges for impaired assets (3)	—	—	—	—	—		4,463	—	—

Operating income	136,586	164,673	161,806	137,797	128,208	(6)%	252,913	600,862	128,208

Other income (expenses):
Equity in income (loss) of equity method investments	(1,718)	(417)	940	1,346	2,246	231%	(15,624)	151	2,246
Minority interest	2,194	3,357	3,670	2,731	2,446	11%	5,999	11,952	2,446
Gain (loss) on investments in equity securities	141	4,817	214	526	7,942	>100%	(1,252)	5,698	7,942
Other	(60)	253	(1,021)	(707)	(139)	(132)%	(357)	(1,535)	(139)
Investment income	6,618	7,544	8,073	9,194	10,078	52%	24,244	31,429	10,078
Interest expense (4)	(3,808)	(4,466)	(6,749)	(4,615)	(4,438)	(17)%	(38,227)	(19,638)	(4,438)

Income before income taxes	139,953	175,761	166,933	146,272	146,343	5%	227,696	628,919	146,343

Provision for income taxes (1)	(44,395)	(52,130)	(51,279)	(39,626)	(45,369)	(2)%	(141,169)	(187,430)	(45,369)

Net income allocated to Genzyme Stock	$95,558	$123,631	$115,654	$106,646	$100,974	6%	$86,527	$441,489	$100,974

Net income per share of Genzyme Stock-diluted (5, 6)	$0.36	$0.46	$0.43	$0.39	$0.37	3%	$0.37	$1.65	$0.37

Weighted average shares outstanding-diluted (5, 6)	267,893	270,084	274,492	276,428	276,809	3%	234,318	272,224	276,809

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

								YTD
	Q1-05	Q2-05	Q3-05	Q4-05	Q1-06	FY 2004	FY 2005	3/31/06
Total product and service revenue	$623,827	$663,382	$703,450	$724,023	$726,157	$2,188,583	$2,714,682	$726,157
As a % of total product and service revenue:
Renagel phosphate binder (including Sevelamer)	16%	15%	15%	15%	16%	17%	15%	16%
Hectorol	0%	0%	2%	3%	3%	0%	1%	3%
Cerezyme enzyme	36%	36%	34%	32%	33%	38%	34%	33%
Fabrazyme enzyme	11%	11%	11%	11%	11%	9%	11%	11%
Thyrogen hormone	3%	3%	3%	3%	3%	3%	3%	3%
Thymoglobulin/Lymphoglobuline	4%	5%	5%	5%	5%	5%	5%	5%
Synvisc viscosupplementation product and services	7%	9%	8%	8%	7%	4%	8%	7%
Sepra products	3%	3%	2%	2%	3%	3%	3%	3%
Diagnostics/Genetics	13%	11%	12%	12%	12%	13%	12%	12%
Other	7%	7%	8%	9%	7%	8%	8%	7%

Total product and service gross margin	77%	78%	78%	74%	77%	73%	77%	77%

Total revenues	$629,949	$668,139	$708,063	$728,691	$730,842	$2,201,145	$2,734,842	$730,842

SG&A expense as a % of total revenue	29%	29%	29%	28%	32%	27%	29%	32%
R&D expense as a % of total revenue	18%	18%	18%	19%	21%	18%	18%	21%
Operating income as a % of total revenue	22%	25%	23%	19%	18%	11%	22%	18%

Provision for income taxes as a % of profit before tax	32%	30%	31%	27%	31%	62%	30%	31%

Condensed Balance Sheet Information:	03/31/05	06/30/05	09/30/05	12/31/05	3/31/06	12/31/04	12/31/05	3/31/06
Cash and all marketable securities	$1,042,267	$1,638,481	$950,342	$1,089,102	$1,201,257	$1,079,454	$1,089,102	$1,201,257
Other current assets	1,077,182	1,084,917	1,198,359	1,179,093	1,208,984	1,082,437	1,179,093	1,208,984
Property, plant and equipment, net	1,297,802	1,275,087	1,294,990	1,320,813	1,370,274	1,310,256	1,320,813	1,370,274
Intangibles, net	2,466,938	2,447,344	3,124,176	3,078,461	3,046,212	2,360,315	3,078,461	3,046,212
Other assets	208,390	207,430	214,098	211,396	198,182	236,959	211,396	198,182
Total assets	$6,092,579	$6,653,259	$6,781,965	$6,878,865	$7,024,909	$6,069,421	$6,878,865	$7,024,909

Current liabilities	$519,445	$913,099	$616,983	$550,023	$512,703	$624,398	$550,023	$512,703
Noncurrent liabilities	1,054,506	1,041,186	1,184,766	1,178,975	1,159,522	1,064,867	1,178,975	1,159,522
Stockholders’ equity	4,518,628	4,698,974	4,980,216	5,149,867	5,352,684	4,380,156	5,149,867	5,352,684
Total liabilities and stockholders’ equity	$6,092,579	$6,653,259	$6,781,965	$6,878,865	$7,024,909	$6,069,421	$6,878,865	$7,024,909

Notes:

(1)                                  Reflects the adoption of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 123R, “Share-Based Payment, an amendment to FASB Statement Nos. 123 and 95,”or SFAS No. 123R, using the modified prospective basis effective January 1, 2006. For the three months ended March 31, 2006, in accordance with the provisions of SFAS No. 123R, we recorded pre-tax charges for stock compensation expense totaling $(32,607)K, of which $(2,303)K were charged to cost of products and services sold, $(19,447)K were charged to selling, general and administrative expense and $(10,857)K were charged to research and development expense. In addition, we recorded $10,348K of related tax benefits. Diluted earnings per share and diluted weighted average shares outstanding for the three months ended March 31, 2006 were computed according to the provisions of SFAS No. 123R.

(2)                                  Includes charges for the purchase of in-process research and development of $(7,000)K related to our acquisition of gene therapy assets from Avigen, Inc. in December 2005, $(12,700)K related to our acquisition of Bone Care International, Inc. in July 2005, $(9,500)K related to our acquisition of Verigen AG in February 2005 and $(254,520)K related to our acquisition of ILEX Oncology, Inc. in December 2004.

(3)                                  Includes impairment charges of $(4,463)K recorded in December 2004 to write down the assets of a manufacturing facility in Oklahoma.

(4)                                  In June 2004, we completed the redemption of our 3% convertible subordinated debentures for cash, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium. Interest expense for the year ended December 31, 2004 includes charges of $(4,313)K for the premium paid upon redemption and $(5,329)K to write off the unamortized debt fees associated with these debentures.

(5)                                  Reflects the retroactive application of the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8. As a result of the adoption of EITF 04-8, interest and debt fees, net of tax, related to our $690.0 million in principal of 1.25% convertible senior notes, which were issued in December 2003, have been added back to net income and the 9,686K shares issuable upon conversion of these notes are now included in diluted weighted average shares for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.

(6)                                  For all periods except the year ended December 31, 2004, includes the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock, and the potentially dilutive effect of the assumed conversion of our 1.25% convertible senior notes.

For the year ended December 31, 2004, excludes the potentially dilutive effect of the assumed conversion of our convertible senior notes because the effect would be anti-dilutive.

GENZYME CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

Quarter Ended March 31, 2006

(Amounts in thousands, except per share data)

		Dilution
	NON-GAAP	Due to
	Before	Contingently
	FIN 46, FAS 123R,	Convertible			NON-GAAP
	Amortization &	Debt		FAS 123R	Before Effect	Effect of	GAAP
	EITF 04-8	(EITF 04-8)	Amortization	Expense	of FIN 46	FIN 46	As Reported
Income Statement Classification:

Total revenues	$730,842				$730,842		$730,842

Cost of products and services sold	$(164,647)			$(2,303)	$(166,950)		$(166,950)

Selling, general and administrative	$(210,926)			$(19,447)	$(230,373)	$(296)	$(230,669)

Research and development	$(136,872)			$(10,857)	$(147,729)	$(4,594)	$(152,323)

Amortization of intangibles	$—		$(52,692)		$(52,692)		$(52,692)

Purchase of in-process research and development	$—				$—		$—

Equity in loss of equity method investments	$(198)				$(198)	$2,444	$2,246

Minority interest	$—				$—	$2,446	$2,446

Other	$7,803				$7,803		$7,803

Investment income	$10,078				$10,078	$—	$10,078

Interest expense	$(4,438)				$(4,438)		$(4,438)

Summary:

Income (loss) before income taxes	$231,642	$—	$(52,692)	$(32,607)	$146,343	$—	$146,343

(Provision for) benefit from income taxes	(75,108)	—	19,391	10,348	(45,369)	—	(45,369)

Net income (loss) allocated to Genzyme Stock	$156,534	$—	$(33,301)	$(22,259)	$100,974	$—	$100,974

Net income (loss) per share of Genzyme Stock:
Basic	$0.60	$—	$(0.128)	$(0.086)	$0.39	$—	$0.39

Diluted (1)	$0.59	$(0.014)	$(0.120)	$(0.080)	$0.37	$—	$0.37

Weighted average shares outstanding:
Basic	259,709				259,709	—	259,709

Diluted (1)	267,123				276,809	—	276,809

(1)               GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $1.9 million, net of tax, have been added back to net income and approximately 9.7 million shares have been added to diluted weighted average shares for purposes of computing GAAP As-Reported diluted earnings per share.